APPENDIX IV

LIST OF FUNDS

SERVICES & FEES

This Appendix IV is part of the Fund Services Agreement between The Saratoga Advantage Trust (“Trust”) and Gemini Fund Services, LLC (“GFS”). Set forth below are the Services elected by the Fund(s) identified on this Appendix IV along with the associated Fees.

EFFECTIVE DATE

The Effective Date for the Funds set forth on this Appendix IV shall be the later of the date of this

Agreement or upon commencement of operations.

COVERED FUNDS

The Funds to be covered under this Agreement include:

Fund Name	Board Approval Date
Energy & Basic Materials Portfolio	April 11, 2014
Financial Services Portfolio	April 11, 2014
Health & Biotechnology Portfolio	April 11, 2014
International Equity Portfolio	April 11, 2014
Investment Quality Bond Portfolio	April 11, 2014
Large Capitalization Growth Portfolio	April 11, 2014
Large Capitalization Value Portfolio	April 11, 2014
Mid Capitalization Portfolio	April 11, 2014
Municipal Bond Portfolio	April 11, 2014
Small Capitalization Portfolio	April 11, 2014
Technology & Communications Portfolio	April 11, 2014
U.S. Government Money Market Portfolio	April 11, 2014
James Alpha Global Enhanced Real Return Portfolio*	April 11, 2014
James Alpha Global Real Estate Investments Portfolio	April 11, 2014
James Alpha Multi Strategy Alternative Income Portfolio	April 11, 2014
James Alpha Yorkville MLP Portfolio	July 31, 2014
James Alpha Family Office Portfolio	February 5, 2015
James Alpha Managed Risk Domestic Equity Portfolio	February 5, 2015
James Alpha Managed Risk Emerging Markets Equity Portfolio	February 5, 2015
James Alpha Hedged High Income Portfolio	February 4, 2016
James Alpha Equity Hedge Portfolio**	July 28, 2016
James Alpha Event Driven Portfolio	July 28, 2016
James Alpha Total Hedge Portfolio	July 28, 2016
James Alpha Relative Value Portfolio	July 28, 2016
Conservative Balanced Allocation Portfolio	October 27, 2017
Moderately Conservative Balanced Allocation Portfolio	October 27, 2017
Moderate Balanced Allocation Portfolio	October 27, 2017
Appendix IV | 1

Moderately Aggressive Balanced Allocation Portfolio	October 27, 2017
Aggressive Balanced Allocation Portfolio	October 27, 2017
James Alpha Momentum Portfolio	February 2, 2018
James Alpha Structured Credit Value Portfolio	April 11, 2018

*Now known as James Alpha Macro Portfolio **Now known as James Alpha EHS Portfolio

SELECTED SERVICES and FEES

The Trust shall pay to GFS the following fees (all basis point fees will be calculated based upon the average net assets of the Trust for the previous month):

Fund Accounting Services Fees, Fund Administrative Services Fees, and Transfer Agency Services Fees

[fees]

IN WITNESS WHEREOF, the parties hereto have executed this Appendix IV to the Fund

Services Agreement effective as of April 11, 2018.

THE SARATOGA ADVANTAGE TRUST	GEMINI FUND SERVICES, LLC

By: /s/ Bruce E. Ventimiglia Bruce E. Ventimiglia Chairman, President, and Chief Executive Officer	By: /s/ Kevin Hesselbirg Kevin Hesselbirg Chief Executive Officer
Appendix IV | 2